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                                                                   Exhibit 10

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into by and between John Wider, an individual ("Officer"), and MAGELLAN BEHAVIORAL HEALTH, INC., a Delaware corporation ("Employer").

     WHEREAS, Employer desires to obtain the services of Officer and Officer desires to render services to Employer; and

     WHEREAS, Employer and Officer desire to set forth the terms and conditions of Officer's employment with Employer under this Agreement;

     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

                             STATEMENT OF AGREEMENT

     1. EMPLOYMENT. Employer agrees to employ Officer, and Officer accepts such employment in accordance with the terms of this Agreement, for an initial term of three years commencing on November 17, 1998 and, unless terminated earlier in accordance with the terms of this Agreement, ending on November 16, 2001. After the initial three-year term has expired, this Agreement will renew automatically on the anniversary date of each year for a one-year term. If either party desires not to renew the Agreement, they must provide the other party with written notice of their intent not to renew the Agreement at least one hundred twenty days prior to the next anniversary date.

     2. POSITION AND DUTIES OF OFFICER. Officer will serve as President and Chief Operating Officer of Employer. Officer agrees to serve in such position, or in such other positions of a similar status or level with substantially similar duties, and to perform the duties commensurate with such position that Employer may assign from time to time to Officer until the expiration of the term or such time as Officer's employment with Employer is terminated pursuant to this Agreement. The parties acknowledge and agree that shifts in reporting relationships from "straight line" to "dotted line" or vice versa for certain corporate functions will not be deemed a violation of this Section or Section 6(c)(iv).

     3. TIME DEVOTED AND LOCATION OF OFFICER.

        (a) Officer will devote his or his full business time and energy to the business affairs and interests of Employer, and will use his best efforts and abilities to promote Employer's interests. Officer agrees that he or she will diligently endeavor to perform services contemplated by this Agreement in a manner consistent with his position and in accordance with the policies established by the Employer.

        (b) Officer's primary business office will be located in Columbia, Maryland.


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     4. COMPENSATION.

        (a) BASE SALARY. Employer will pay Officer a base salary in the amount of three hundred eighty thousand dollars per year, which amount will be paid in bi-weekly intervals less appropriate withholdings for federal and state taxes and other deductions authorized by Officer. Such salary will be subject to review and potential increase by Employer from time to time. Any reduction in Officer's base salary will be consistent with and the result of reductions made regarding other officers or employees at his level including the President and Chief Executive Officer of Magellan Health Services.

        (b) BENEFITS. Officer will be eligible to participate in benefit plans commensurate with his position. Officer will receive separate information detailing the terms of such benefits and the terms of such plans will control. Officer also will be eligible to participate in any annual incentive plan and stock option plan applicable to Officer by its terms. Officer will be entitled during the term of this Agreement to such other benefits of employment with Employer as are now or may later be in effect for salaried officers or employees of Employer, and also will be eligible to participate in other executive level benefits adopted for officers or employees at his level. This Agreement shall not be construed to modify or limit Officer's right to applicable COBRA benefits in the event of termination of this Agreement.

     5. EXPENSES. During the term of this Agreement, Employer will reimburse Officer promptly for all reasonable travel, entertainment, parking, business meetings and similar expenditures in pursuance and furtherance of Employer's business upon receipt of reasonably supporting documentation as required by Employer's policies applicable to its officers and employees generally.

     6. TERMINATION.

        (a) TERMINATION DUE TO RESIGNATION AND TERMINATION WITH CAUSE. Except as otherwise set forth in this Agreement, this Agreement, Officer's employment, and Officer's rights to receive compensation and benefits from Employer, will terminate upon the occurrence of any of the following events: (i) the effective date of Officer's resignation, or (ii) termination for cause at the discretion of Employer under the following circumstances: (w) Officer's commission of an act of fraud or dishonesty involving his duties on behalf of Employer; (x) Officer's willful failure or refusal to faithfully and diligently perform duties assigned to Officer or other breach of any material term under this Agreement;
(y) Officer's willful failure or refusal to abide by Employer's policies, rules, procedures or directives; or (z) Officer's conviction of a felony or a misdemeanor involving moral turpitude. If Officer resigns or is terminated pursuant to this Section 6(a), Employer's only remaining financial obligation to Officer under this Agreement will be to pay any earned but unpaid base salary through the date of Officer's termination.

     For the events described in Sections 6(a)(ii)(x) and (y), Employer will give Officer written notice of such event and a reasonable opportunity to cure such situation, but in no event less than thirty days.


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         (b) TERMINATION WITHOUT CAUSE AND EXPIRATION. Employer may terminate this Agreement without cause at any time by giving thirty days prior written notice to Officer. If Employer terminates this Agreement without cause, Employer shall continue to pay Officer severance as hereinafter defined for a period of time equal to the greater of (i) the remaining term of this Agreement or (ii) two years. For purposes of this Section 6(b), "severance" shall mean the compensation provided for in Section 4(a) of this Agreement plus a prorated bonus calculated with reference to any existing bonus plan and the date of termination of this Agreement. Officer's entitlement to a pro-rated bonus will be subject to established terms of such bonus plan and the performance of Officer's relevant business unit. In addition, Employer will continue to pay, during the severance period, the portion of premiums for life, health and disability insurance maintained by Employer in which Officer participated at the date of termination. No other severance benefits or compensation will be paid to Officer if he is terminated pursuant to this Section 6(b), unless otherwise provided for in the terms of the applicable benefit plan. In the event of non-renewal of this Agreement by Employer, Employer shall pay Officer severance for a period of two years from the date of expiration of this Agreement. As a precondition to the right to receive any severance, Officer shall be in strict compliance with Officer's obligations as set forth in Section 7 of this Agreement.

     (c) TERMINATION BY OFFICER FOR GOOD CAUSE. Officer may terminate this Agreement, and his employment with Employer, for "good cause" upon the occurrence of any of the following:

             (i) a requirement by Employer that Officer relocate his personal residence in order to fulfill Officer's duties under this Agreement;

             (ii) the failure of Employer to comply with Section 4;

             (iii) any material breach of this Agreement by Employer; or

             (iv) the assignment to Officer of any duties inconsistent with Officer's status as President and Chief Operating Officer of Employer or a substantial alteration in the nature or status of his responsibilities.

             Prior to terminating this Agreement pursuant to this Section, Officer shall give to Employer written notice of his "good cause" for terminating this Agreement and provide Employer with a reasonable period in which to contest or correct the "good cause", but in no event less than thirty days. In the event of a termination for "good cause" pursuant to this Section, Officer will be entitled to receive all compensation and benefits provided for in this Agreement for a termination by Employer without cause.


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                 (d) AUTOMATIC TERMINATION. This Agreement will terminate
automatically upon the death or permanent disability of Officer. Officer will be deemed to be "Disabled" or to suffer from a "Disability" within the meaning of this Agreement if, because of a physical or mental impairment, Officer has been unable to perform the essential functions of his position for a period of 180 consecutive days, or if Officer can reasonably be expected to be unable to perform the essential functions of his position for such period. The term "essential duties" is defined as the ability to consistently perform his assigned duties, including travel requirements. Subject to continuing coverage under applicable benefit plans, if Officer is terminated pursuant to this
Section 6(d), Employer's only remaining financial obligation to Officer under this Agreement will be to pay any earned but unpaid base salary through the date of Officer's termination.

             (e) EFFECT OF TERMINATION. Except as otherwise provided for in this
Section 6, upon termination of this Agreement, all rights and obligations under this Agreement will cease except for the rights and obligations under Sections 4 and 5 to the extent Officer has not been compensated or reimbursed for services performed prior to termination (the amount of compensation to be prorated for the portion of the pay period prior to termination); the rights and obligations under Sections 7, 8 and 9; and all procedural and remedial provisions of this Agreement. A termination of this Agreement will constitute a termination of Officer's employment with Employer.

             (f) TERMINATION UPON A CHANGE OF CONTROL. Officer will be entitled to terminate this Agreement upon a change of control and will be entitled to the salary, benefits and other rights provided in this Agreement as though the termination had been initiated by Employer without cause. For purposes of this Agreement, a change of control will take place upon the occurrence of any of the following events: (a) the acquisition after the beginning of the term in one or more transactions of beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by any person or entity (other than Officer or Henry Harbin) or any group of persons or entities (other than Henry Harbin) who constitute a group (within the meaning of Rule 13d-5 of the Exchange Act) of any securities of Employer such that as a result of such acquisition such person or entity or group beneficially owns (within the meaning of Rule 13d-3(a)(1) under the Exchange
Act) more than 50% of Employer's then outstanding voting securities entitled to vote on a regular basis for a majority of the Board of Directors of Employer; or
(b) the sale of all or substantially all of the assets of Employer (including, without limitation, by way of merger, consolidation, lease or transfer) in a transaction (except for a sale-leaseback transaction) where Employer or the holders of common stock of Employer do not receive (i) voting securities representing a majority of the voting power entitled to vote on a regular basis for the Board of Directors of the acquiring entity or of an affiliate which controls the acquiring entity, or (ii) securities representing a majority of the equity interest in the acquiring entity or of an affiliate that controls the acquiring entity, if other than a corporation; PROVIDED, that if Officer becomes entitled to any payments (whether hereunder or otherwise) by reason of an event described in Internal Revenue Code


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Section 280G (a "Parachute Event") that would constitute "excess parachute payments" (as defined in Internal Revenue Code Section 280G) if paid, then Officer's entitlement to such payments will be reduced by such amount as will cause none of such payments to constitute excess parachute payments, if, and only if, the net amount received by Officer by reason of the Parachute Event, after imposition of all applicable taxes (including taxes under Internal Revenue Code Section 4099), would be greater after such reduction than if such reduction were not made.

     7. PROTECTION OF CONFIDENTIAL INFORMATION/NON-COMPETITION/NON-SOLICITATION.

     Officer covenants and agrees as follows:

        (a) During Employer's employment of Officer and for a period of two years following the termination of Officer's employment for any reason, Officer will not use or disclose, directly or indirectly, for any reason whatsoever or in any way, other than at the direction of Employer during the course of Officer's employment or after receipt of the prior written consent of Employer, any confidential information or trade secrets of Employer or its controlled subsidiaries or affiliates, including, but not limited to, the following: lists of past, current or potential customers of Employer and its controlled subsidiaries and affiliates; all systems, manuals, materials, processes and other intellectual property of any type used by Employer or its controlled subsidiaries and affiliates in connection with their respective business operations; financial statements, cost reports and other financial information; contract proposals and bidding information; rate and fee structures; policies and procedures developed as part of a confidential business plan; and management systems and procedures, including manuals and supplements (collectively, the "Confidential Information"). The obligation not to use or disclose any Confidential Information will not apply to: (i) any Confidential Information known by Officer before commencing employment with Employer, (ii) Confidential Information which Officer obtains from a third party, provided Officer has no actual or constructive knowledge that the third party obtained the Confidential Information by wrongful or inappropriate means, (iii) following the termination of the employment of Officer with Employer, to any information that is or becomes public knowledge through no fault of Officer, and that may be utilized by the public without any direct or indirect obligation to Employer, but the termination of the obligation for non-use or nondisclosure by reason of such information becoming public will extend only from the date such information becomes public knowledge, or (iv) disclosure compelled by legal process. The above will be without prejudice to any rights or remedies of Employer under any state or federal law protecting trade secrets or other information.

        (b) During Employer's employment of Officer and for a period of two years following the term or termination of Officer's employment with Employer for any reason, Officer will not, within a radius of fifty miles of any existing operation of Employer or its controlled subsidiaries or affiliates engaged in the delivery of behavioral managed care services, engage, directly or indirectly, in any commercial capacity, whether in an executive, operational, consulting or sales capacity, in the development or delivery of behavioral managed care services, or have any material ownership interest in any business owning, operating, developing, contracting or providing such behavioral managed care services. Employer acknowledges and agrees that this provision shall not be construed to prohibit the provision by Officer of consulting services not in the field of behavioral managed care.


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        (c) During Employer's employment of Officer and for a period of two years following the term or termination of Officer's employment for any reason, Officer will not solicit or call upon any current client of Employer or its controlled subsidiaries or affiliates for the purpose of the delivery of behavioral managed care services by an entity or person(s) other than Employer or its controlled subsidiaries or affiliates. For purposes of this Section 7(c), the term "current client" is defined as any entity or person(s) with whom Employer, or its controlled subsidiaries or affiliates, has provided, or has contracted to provide, behavioral managed care services during the year preceding the final date of Officer's employment with Employer.

        (d) During Employer's employment of Officer and for a period of one year following the termination of Officer's employment with Employer for any reason, Officer will not solicit for employment, directly or indirectly, any employee of Employer or any of its controlled subsidiaries or affiliates who was employed with Employer or its controlled subsidiaries or affiliates within the one year period immediately prior to Officer's termination.

        (e) The foregoing terms of this Section 7 shall be modified as follows:

            (i) GENERAL LIMITATIONS. The provisions of Section 7(b) shall not apply with respect to any employment approved in writing by an authorized officer of Employer, or employment with a health maintenance organization or insurance company provided Officer's duties do not come within the scope of the prohibitions set forth in
            Section 7(b);

            (ii) RESIGNATION. In the event of termination due to resignation pursuant to Section 6(a) of this Agreement, the prohibitions set forth in Section 7(b) and Section 7(c) shall apply for one year.

            (iii) TERMINATION WITHOUT CAUSE. In the event of termination without cause pursuant to Section 6(b) or termination for good reason by Officer pursuant to Section 6(c); after a period of one year from the date of termination of this Agreement and written notice to Employer, Officer may undertake employment or provide services in contravention of Sections 7(b) and (c), provided, however, that Officer shall be entitled to no further severance subsequent to the commencement of such employment or undertakings.

            (iv) TERMINATION FOR CAUSE. In the event of a termination for cause pursuant to Section 6(a) of this Agreement, the prohibitions set forth in Sections 7(b) and (c) shall apply for six months following the termination of Officer's employment with Employer.


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            (v) EXPIRATION. In the event this Agreement should expire after its original term or any extension, after a period of one year from the date of termination of this Agreement and written notice to Employer, Officer may undertake employment or provide services in contravention of Sections 7(b) and (c), provided, however, that Officer shall be entitled to no further severance subsequent to the commencement of such employment or undertakings.

            (vi) CHANGE IN CONTROL. In the event of termination by Officer due to a change in control pursuant to Section 6(f), after a period of one year from the date of termination of this Agreement and written notice to Employer, Officer may undertake employment or provide services in contravention of Sections 7(b) and (c), provided, however, that Officer shall be entitled to no further severance subsequent to the commencement of such employment or undertakings.

     8. WORK MADE FOR HIRE. Officer agrees that any written program materials, protocols, research papers and all other writings (the "Work"), which Officer develops for Employer's use, or for use by Employer's controlled subsidiaries or affiliates, during the term of this Agreement, will be considered "work made for hire" within the meaning of the United States Copyright Act, Title 17, United States Code, which vests all copyright interest in and to the Work in the Employer. In the event, however, that any court of competent jurisdiction finally declares that the Work is not or was not a work made for hire as agreed, Officer agrees to assign, convey, and transfer to the Employer all right, title and interest Officer may presently have or may have or be deemed to have in and to any such Work and in the copyright of such work, including but not limited to, all rights of reproduction, distribution, publication, public performance, public display and preparation of derivative works, and all rights of ownership and possession of the original fixation of the Work and any and all copies. Additionally, Officer agrees to execute any documents necessary for Employer to record and/or perfect its ownership of the Work and the applicable copyright. The foregoing will not apply to any writings Officer develops which are not for Employer's use or are in each instance specifically excluded in advance of publication from the coverage of the foregoing by Employer's Board of Directors.

     9. PROPERTY OF EMPLOYER. Officer agrees that, upon the termination of Officer's employment with Employer, Officer will immediately surrender to Employer all property, equipment, funds, lists, books, records and other materials of Employer or its controlled subsidiaries or affiliates in the possession of or provided to Officer.

     10. GOVERNING LAW. This Agreement and all issues relating to the validity, interpretation and performance will be governed by and interpreted under the laws of the State of Maryland.


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     11. REMEDIES. Employer and Officer agree that an actual or threatened violation by Officer of the covenants and obligations set forth in Sections 7, 8 and 9 will cause irreparable harm to Employer or its controlled subsidiaries or affiliates and that the remedy at law for any such violation will be inadequate. Officer agrees, therefore, that Employer or its controlled subsidiaries or affiliates will be entitled to appropriate equitable relief, including, but not limited to, a temporary restraining order and a preliminary injunction, without the necessity of posting a bond. The provisions of Sections 7, 8 and 9 will survive the termination of this Agreement in accordance with the terms set forth in each Section.

     12. ARBITRATION. Except for an action for injunctive relief as described in
Section 11, any disputes or controversies arising under this Agreement will be settled by arbitration in Columbia, Maryland in accordance with the rules of the American Arbitration Association relating to the arbitration of employment disputes. The determination and findings of such arbitrators will be final and binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction.

---------
Officer's
Initials

     13. ATTORNEYS' FEES. In the event of litigation or arbitration between Officer and Employer arising out of or as a result of this Agreement or the acts of the parties pursuant to this Agreement, or seeking an interpretation of this Agreement, the prevailing party in such litigation or arbitration, in addition to any other judgment or award, shall be entitled to receive such sums as the court or panel hearing the matter shall find to be reasonable as and for attorneys' fees.

     14. NOTICES. Any notice or request required or permitted to be given to any party will be given in writing and, excepting personal delivery, will be given at the address set forth below or at such other address as such party may designate by written notice to the other party to this Agreement:

         To Officer:        John Wider
                            3705 Running Springs
                            Ellicott City, MD 21042

         To Employer:       Magellan Health Services, Inc.
                            3414 Peachtree Road, N.E.
                            Suite 1400
                            Atlanta, Georgia 30326
                            Attention:  Chief Executive Officer

         With a copy to:    Magellan Health Services, Inc.
                            3414 Peachtree Road, N.E.
                            Suite 1400
                            Atlanta, Georgia 30326
                            Attention:  General Counsel


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Each notice given in accordance with this Section will be deemed to have been given, if personally delivered, on the date personally delivered; if delivered by facsimile transmission, when sent and confirmation of receipt is received; or, if mailed, on the third day following the day on which it is deposited in the United States mail, certified or registered mail, return receipt requested, with postage prepaid, to the address last given in accordance with this Section.

     15. HEADINGS. The headings of the sections of this Agreement have been inserted for convenience of reference only and should not be construed or interpreted to restrict or modify any of the terms or provisions of this Agreement.

     16. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable and this Agreement and each separate provision will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In addition, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, if such reformation is allowable under applicable law.

     17. BINDING EFFECT. This Agreement will be binding upon and shall inure to the benefit of each party and each party's respective successors, heirs and legal representatives. This Agreement may not be assigned by Officer to any other person or entity but may be assigned by Employer to any subsidiary or affiliate of Employer or to any successor to or transferee of all, or any part, of the stock or assets of Employer.

     18. EMPLOYER POLICIES, REGULATIONS AND GUIDELINES FOR OFFICERS. Employer may issue policies, rules, regulations, guidelines, procedures or other material, whether in the form of handbooks, memoranda, or otherwise, relating to its officers. These materials are general guidelines for Officer's information and will not be construed to alter, modify or amend this Agreement for any purpose whatsoever.

     19. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating to its subject matter, unless expressly provided otherwise within this Agreement. No amendment or modification of this Agreement, will be valid unless made in writing and signed by each of the parties. No representations, inducements or agreements have been made to induce either Officer or Employer to enter into this Agreement which are not expressly set forth within this Agreement. Officer and Employer acknowledge and agree that Employer's controlled subsidiaries and affiliates are express third party beneficiaries of this Agreement.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the
_____ day of ________________, 1998.

                                    MAGELLAN BEHAVIORAL HEALTH, INC.
"Officer"                           "Employer"



                                    By:
-------------------------------          --------------------------------
                                    Name:
                                          -------------------------------
                                    Title:
                                          -------------------------------







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